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                                                                    EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 No. 333-10191 of our report dated May 8, 1995 relating to the financial statements of Aminco, Inc., and subsidiaries, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the two years ended March 31, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included the schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP

Atlanta, Georgia
October 4, 1996